As filed with the Securities and Exchange Commission on April 13, 2012

Registration No. 333-176844

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENOVA INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	6141	45-3190813
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 West Jackson Blvd.

Chicago, Illinois 60606

(312) 568-4200

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Timothy S. Ho

President and Chief Executive Officer

200 West Jackson Blvd.

Chicago, Illinois 60606

(312) 568-4200

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

L. Steven Leshin Douglas M. Berman Hunton & Williams LLP 1445 Ross Avenue, Suite 3700 Dallas, Texas 75202 (214) 979-3000	Maurice Blanco Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” or “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (do not check if a smaller reporting company)	☒	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 (“Amendment No. 5”) to the Registration Statement on Form S-1 (File No. 333-176844) of Enova International, Inc. (the “Registration Statement”) is being filed solely for the purpose of filing certain exhibits as indicated in Part II and the Exhibit Index of this Amendment No. 5. This Amendment No. 5 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a prospectus has been omitted.

Part II

Information not required in prospectus

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table presents the costs and expenses in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered hereby. Except as otherwise noted, we will pay all of these amounts. All amounts are estimates except the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the NYSE listing fee.

SEC registration fee		$58,050
FINRA filing fee		50,500
NYSE listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing expenses		*
Transfer agent fees		*
Miscellaneous fees and expenses		*

Total	$

*	To be provided by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action

Information not required in prospectus

or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The DGCL also provides that indemnification under Section 145(d) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b).

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for acts or omissions (1) which breached the director’s duty of loyalty to the corporation or its stockholders, (2) which were not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL, or (4) from which the director derived an improper personal benefit.

Our certificate of incorporation provides that a director shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Our certificate of incorporation also provides that each person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was one of our directors, officers employees or agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by us to the fullest extent permitted by the DGCL. This right to indemnification also includes the right to be paid the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL.

Our certificate of incorporation provides that we have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not we would have the power to indemnify such person against such liability under the DGCL. We may obtain directors’ and officer’ insurance to cover our directors and officers for certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On September 13, 2011, Cash America contributed to us all of the capital stock of the subsidiaries owned by it through which Cash America has engaged in its online financial services business prior to the contribution in exchange for 33 million shares of our common stock. Except for the issuance of these 33 million shares of our common stock to Cash America, we have not issued any securities in unregistered transactions. The issuance of our common stock to Cash America was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Information not required in prospectus

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.    The exhibits are incorporated by reference to the Exhibit Index attached hereto and made a part hereof by reference.

(b) Financial Statements.    See page F-1 for an index of the financial statements and financial statement schedules included in the Registration Statement.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on April 13, 2012.

ENOVA INTERNATIONAL, INC.

By:	/s/ Timothy S. Ho
Timothy S. Ho
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel R. Feehan Daniel R. Feehan	Director, Executive Chairman of the Board of Directors	April 13, 2012

/s/ Timothy S. Ho Timothy S. Ho	Director, President and Chief Executive Officer (Principal Executive Officer)	April 13, 2012

/s/ Kenneth Schultz Kenneth Schultz	Senior Vice President, Chief Financial Officer and Treasurer (Principal Accounting Officer)	April 13, 2012

* Albert Goldstein	Director	April 13, 2012

* Roy A. Guthrie	Director	April 13, 2012

* Dean W. Hatton	Director	April 13, 2012

* James G. Kelly	Director	April 13, 2012

/s/ Thomas A. Bessant, Jr. Thomas A. Bessant, Jr.	Director and Vice President—Finance	April 13, 2012

/s/ J. Curtis Linscott J. Curtis Linscott	Director, Vice President and Assistant Secretary	April 13, 2012

/s/ David J. Clay David J. Clay	Director and Vice President—Finance Administration	April 13, 2012

*By:	/s/ Timothy S. Ho
Timothy S. Ho
Attorney-in-Fact

Index to exhibits

Exhibit Number	Description

1.1 *	Form of Underwriting Agreement

3.1 †	Form of Amended and Restated Certificate of Incorporation of the registrant

3.2 †	Form of Amended and Restated Bylaws of the registrant

4.1 †	Specimen common stock certificate

5.1 *	Opinion of Hunton & Williams LLP

10.1 ^	Form of Separation Agreement

10.2 ^	Form of Transition Services Agreement

10.3 ^	Form of Registration Rights Agreement

10.4 ^	Form of Tax Sharing Agreement

10.5 ^	Form of Employee Matters Agreement

10.6	Form of Credit Underwriting Services Agreement

10.7	Form of Marketing and Customer Referral Agreement

10.8 †	Lease dated April 27, 2006 between 200 West Jackson – VEF VI, LLC, CNU Online Holdings, LLC and Cash America International, Inc., as amended on September 27, 2006, December 21, 2006, January 30, 2007, December 6, 2010 and December 20, 2011

10.9 †	Lease Agreement dated March 17, 2009 between Crown Grand Tri-State LLC and Cash America International, Inc., as amended on September 16, 2009

10.10†	Administrative Credit Services Agreement dated November 15, 2006 between NCP Finance Limited Partnership and Cash America Net of Texas, LLC

10.11†	Second Amendment of Lease to the Lease Agreement dated March 17, 2009 between Crown Grand Tri-State LLC and Cash America International, Inc.

10.12^	Enova International, Inc. 2012 Long-Term Incentive Plan

10.13^	Enova International, Inc. Supplemental Executive Retirement Plan

10.14^	Form of Enova International, Inc. Executive Change-In-Control Severance and Restrictive Covenant Agreement for Chief Executive Officer

10.15^	Form of Enova International, Inc. Executive Change-In-Control Severance and Restrictive Covenant Agreement for Executive Officers

10.16^	Enova International, Inc. Severance Pay Plan for Executives

10.17^	Enova International, Inc. Senior Executive Bonus Plan

10.18^	Enova International, Inc. Nonqualified Savings Plan

10.19^	Form of Enova International, Inc. 2012 Long-Term Incentive Plan Award Agreement for Special Grant of Nonqualified Stock Option with a Limited Stock Appreciation Right

10.20^	Form of Enova International, Inc. 2012 Long-Term Incentive Plan Award Agreement for 2012 Annual Grant of Restricted Stock Units

10.21^	Form of Enova International, Inc. 2012 Long-Term Incentive Plan Award Agreement for Special Grant of Restricted Stock Units to Directors

10.22	Form of Enova International, Inc. 2012 Long-Term Incentive Plan Award Agreement for 2012 Annual Grant of Nonqualified Stock Option with a Limited Stock Appreciation Right

Index to exhibits

Exhibit Number	Description

10.23†	Credit Agreement dated as of March 30, 2011 among Cash America International, Inc. and certain of its subsidiaries, including Enova International, Inc., Wells Fargo Bank, National Association, and certain lenders named therein

10.24†	Standby Letter of Credit Agreement dated as of March 30, 2011 among Cash America International, Inc. and certain of its subsidiaries, including Enova International, Inc., and Wells Fargo Bank, National Association(#)

10.25†	First Amendment to Credit Agreement dated as of November 29, 2011 among Cash America International, Inc., the Guarantors (which are certain of the subsidiaries of Cash America International, Inc., including Enova International, Inc.), Wells Fargo Bank, National Association and certain lenders named therein

10.26†	Second Amendment to Credit Agreement dated as of November 29, 2011 among Cash America International, Inc., the Guarantors (which are certain of the subsidiaries of Cash America International, Inc., including Enova International, Inc.), Wells Fargo Bank, National Association and certain lenders named therein

10.27†	Note Agreement dated as of December 28, 2005 among Cash America International, Inc. and the purchasers named therein for the issuance of Cash America International, Inc.’s 6.12% Senior Notes due December 28, 2015 in the aggregate principal amount of $40,000,000(#)

10.28†	Joint and Several Guaranty dated December 28, 2005 among Cash America International, Inc. and certain of its subsidiaries, including Enova International, Inc., guaranteeing the obligations under the Note Agreement dated as of December 28, 2005 among Cash America International, Inc. and the purchasers named therein for the issuance of Cash America International, Inc.’s 6.12% Senior Notes due December 28, 2015 in the aggregate principal amount of $40,000,000

10.29†	Subrogation and Contribution Agreement dated December 28, 2005 among Cash America International, Inc. and certain of its subsidiaries, including Enova International, Inc., executed in connection with the Note Agreement dated as of December 28, 2005 among Cash America International, Inc. and the purchasers named therein for the issuance of Cash America International, Inc.’s 6.12% Senior Notes due December 28, 2015 in the aggregate principal amount of $40,000,000

10.30†	Amendment No. 1 dated December 11, 2008 to Note Agreement dated as of December 28, 2005 among Cash America International, Inc. and the purchasers named therein

10.31†	Note Purchase Agreement dated as of December 19, 2006 among Cash America International, Inc. and the purchasers named therein for the issuance of Cash America International, Inc.’s 6.09% Series A Senior Notes due December 19, 2016 in the aggregate principal amount of $35,000,000 and 6.21% Series B Senior Notes due December 19, 2021 in the aggregate principal amount of $25,000,000

10.32†	Joint and Several Guaranty dated December 19, 2006 among Cash America International, Inc. and certain of its subsidiaries, including Enova International, Inc., guaranteeing the obligations under the Note Purchase Agreement dated as of December 19, 2006 among Cash America International, Inc. and the purchasers named therein for the issuance of Cash America International, Inc.’s 6.09% Series A Senior Notes due December 19, 2016 in the aggregate principal amount of $35,000,000 and 6.21% Series B Senior Notes due December 19, 2021 in the aggregate principal amount of $25,000,000

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Index to exhibits

Exhibit Number	Description

10.33†	Subrogation and Contribution Agreement dated December 19, 2006 among Cash America International, Inc. and certain of its subsidiaries, including Enova International, Inc., executed in connection with the Note Purchase Agreement dated as of December 19, 2006 among Cash America International, Inc. and the purchasers named therein for the issuance of Cash America International, Inc.’s 6.09% Series A Senior Notes due December 19, 2016 in the aggregate principal amount of $35,000,000 and 6.21% Series B Senior Notes due December 19, 2021 in the aggregate principal amount of $25,000,000

10.34†	Amendment No. 1 dated December 11, 2008 to Note Purchase Agreement dated as of December 19, 2006 among Cash America International, Inc. and the purchasers named therein

10.35†	Note Purchase Agreement dated January 28, 2010 among Cash America International, Inc. and the purchasers named therein for the issuance of Cash America International, Inc.’s 7.26% Senior Notes due January 28, 2017 in the aggregate principal amount of $25,000,000(#)

10.36†	Joint and Several Guaranty dated January 28, 2010 among Cash America International, Inc. and certain of its subsidiaries, including Enova International, Inc., guaranteeing the obligations under the Note Purchase Agreement dated January 28, 2010 among Cash America International, Inc. and the purchasers named therein for the issuance of Cash America International, Inc.’s 7.26% Senior Notes due January 28, 2017 in the aggregate principal amount of $25,000,000

10.37†	Subrogation and Contribution Agreement dated January 28, 2010 among Cash America International, Inc. and certain of its subsidiaries, including Enova International, Inc., executed in connection with the Note Purchase Agreement dated January 28, 2010 among Cash America International, Inc. and the purchasers named therein for the issuance of Cash America International, Inc.’s 7.26% Senior Notes due January 28, 2017 in the aggregate principal amount of $25,000,000

10.38	Credit Agreement dated April 12, 2012 between Enova International, Inc. and certain of its subsidiaries and Cash America International, Inc.

21.1 †	List of Subsidiaries of the Registrant

23.1 †	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2 *	Consent of Hunton & Williams LLP (included in Exhibit 5.1)

24.1 †	Power of Attorney (included on signature page of Amendment No. 4 to Form S-1)

*	To be filed by amendment.
†	Previously filed.
^	Replaces the previously filed exhibit.
#	Portions of this exhibit have been omitted and have been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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